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                     GATEWAY ENERGY CORPORATION AND SUBSIDIARIES
                             EXHIBIT 21 - SUBSIDIARIES





Company                                 State               Percent Owned
-------                                 -----               -------------

Gateway Pipeline Company                Texas                    100%

     Gateway Energy Marketing           Texas                    100%
     Gateway Processing Company         Texas                    100%

Fort Cobb Oklahoma Irrigation
  Fuel Authority, LLC                   Oklahoma                  99%

Gateway Offshore Pipeline Company       Nebraska                 100%

Ozark Natural Gas Company               Missouri                 100%












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